Exhibit 99.1

Media Relations

News release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
James Fetig	Greg Smith
781-522-5111	781-522-5141

Raytheon Reports Strong Fourth Quarter 2004 EPS of $0.54 from Continuing Operations

•	Sales increase of 12 percent for the quarter and year

•	Free cash flow from continuing operations of $712 million in the quarter and $1.5 billion for the year

•	Net debt of $4.6 billion; reduction of $2.1 billion for year

WALTHAM, Mass., (Feb. 3, 2005) – Raytheon Company (NYSE: RTN) reported fourth quarter 2004 income from continuing operations of $246 million or $0.54 per diluted share compared to $217 million or $0.52 per diluted share in the fourth quarter 2003. Non-cash pension expense (FAS/CAS Pension Adjustment) negatively affected the fourth quarter 2004 by $0.13 per diluted share on a year-over-year basis.

Income from continuing operations for the fourth quarter of 2004 and 2003 included a net after-tax charge of $13 million and $14 million, respectively. The net charge in the fourth quarter 2004 consisted of an after-tax $55 million charge ($85 million pretax) from the early redemption of debt and a $42 million benefit from the change in the tax law which extends the carry forward period of foreign tax credits. The net charge in the fourth quarter 2003 consisted of an after-tax $50 million charge ($77 million pretax) from the early redemption of debt and an after-tax $36 million gain ($55 million pretax) from the sale of the Company’s remaining investment in its former aviation support business.

Fourth quarter 2004 net income, including the effects of discontinued operations, was $245 million or $0.54 per diluted share compared to $205 million or $0.49 per diluted share in 2003.

Net sales for the fourth quarter 2004 were $5.7 billion, up 12 percent from $5.1 billion in the comparable period in 2003. Government and Defense sales for the quarter (after the elimination of intercompany sales) increased 12 percent to $4.7 billion from $4.2 billion in the comparable quarter.

Free cash flow from continuing operations for the fourth quarter was $712 million versus $906 million for the comparable period in 2003. Free cash flow is defined by the Company as operating cash flow less capital spending and internal use software spending.

During the fourth quarter of 2004, the Company retired $1.2 billion of debt, bringing the total year debt reduction to $2.2 billion. Net debt was $4.6 billion at the end of 2004 compared with $6.7 billion at the end of 2003. Net debt is defined as total debt less cash and cash equivalents.

“In 2004 we said we would focus on predictable performance, strong relationships, and innovative customer solutions. We did what we said we were going to do and then some,” said William H. Swanson, Raytheon Chairman and CEO. “This is our fifth consecutive quarter of predictable financial performance. Our focus on the customer is paying dividends and more importantly, we continue to build on the trust and confidence they have in Raytheon which is reflected in our growth.”

Full Year Financial Results

For the full year the Company reported income from continuing operations of $439 million or $0.99 per diluted share compared to $535 million or $1.29 per diluted share in 2003. Income from continuing operations in 2004 was negatively affected by an after-tax charge of $222 million or $0.50 per diluted share for the second quarter settlement of a class action shareholder lawsuit. Non-cash pension expense negatively affected 2004 results by $0.75 per diluted share versus $0.18 per diluted share in 2003. Income from continuing operations in 2003 included third quarter after-tax charges of $158 million ($226 million pretax) or $0.38 per diluted share from Network Centric Systems and Technical Services.

The Company reported 2004 net income of $417 million or $0.94 per diluted share compared to $365 million or $0.88 per diluted share in 2003. Net income for 2004 included a $63 million after-tax loss in discontinued operations or $0.14 per diluted share, versus $170 million or $0.41 per diluted share in 2003. Net income for 2004 also included a previously reported first quarter $41 million or $0.09 per diluted share benefit from a cumulative effect of change in accounting principle due to the change in the Company’s pension and other post-retirement benefit plans measurement date from Oct. 31 to Dec. 31.

Total 2004 net sales for the Company were $20.2 billion compared to $18.1 billion for 2003, an increase of 12 percent. Government and Defense sales for the year (after the elimination of intercompany sales) increased 11 percent to $17.2 billion from $15.5 billion in 2003.

Free cash flow from continuing operations was $1.5 billion in 2004 compared to $1.6 billion in 2003. Free cash flow, including discontinued operations, for the full year 2004 was $1.4 billion versus $1.0 billion in 2003.

Bookings and Backlog

The Government and Defense businesses recorded fourth quarter bookings of $4.2 billion and bookings for the full year 2004 of $21.9 billion. Government and Defense ended 2004 with a backlog of $29.6 billion, an increase of $4.5 billion over year end 2003.

Raytheon Aircraft Company’s bookings were $1.1 billion in the fourth quarter of both 2004 and 2003. Full year 2004 bookings were $3.1 billion versus $2.2 billion for 2003.

Outlook

The Company reaffirmed its guidance for 2005 earnings per share from continuing operations of $1.80 - $1.90. This guidance includes higher pension expense attributable to a lower discount rate offset by expected profit improvements in 2005. Charts containing the Company’s guidance are available on the Company’s website at www.raytheon.com.

Segment Results

Integrated Defense Systems

Integrated Defense Systems (IDS) fourth quarter 2004 net sales were $914 million, up 16 percent compared to $791 million in the fourth quarter 2003, due primarily to growth in Japan Patriot Product Improvement Program, DD(X), and Cobra Judy. IDS recorded $119 million of fourth quarter 2004 operating income compared to $95 million in the comparable quarter a year ago.

During the quarter, IDS booked $282 million for the award of Ballistic Missile Defense System (BMDS) Radar Options 2 and 3 by the Missile Defense Agency (MDA). IDS also booked an additional $234 million for Japan Patriot Product Improvement Program, for a total of $597 million for the year.

Intelligence and Information Systems

Intelligence and Information Systems (IIS) fourth quarter 2004 net sales were $601 million, up 14 percent compared to $525 million in the fourth quarter 2003, due primarily to continued growth in classified programs. IIS recorded $51 million of operating income compared to $53 million in the comparable quarter a year ago. Operating income in the fourth quarter 2004 included a charge for nonrecoverable costs.

During the quarter, IIS booked $373 million on a number of classified contracts, bringing total classified bookings for the year to over $1.3 billion.

Missile Systems

Missile Systems (MS) fourth quarter 2004 net sales were $1,012 million, up 7 percent compared to $943 million in the fourth quarter 2003. MS recorded $114 million of operating income compared to $108 million in the comparable quarter a year ago.

During the quarter, MS booked $201 million for the option exercise of AMRAAM production and logistics support. Also, MS was awarded a $116 million contract for the continued production of AIM-9X Sidewinder short-range air-to-air missiles.

Network Centric Systems

Network Centric Systems (NCS) fourth quarter 2004 net sales were $836 million, up 9 percent compared to $766 million in the fourth quarter 2003. NCS recorded operating income of $88 million compared to $75 million in the comparable quarter a year ago.

During the quarter, NCS booked $132 million for the definitization of a contract modification with the Federal Aviation Administration for the Wide Area Augmentation System (WAAS).

Space and Airborne Systems

Space and Airborne Systems (SAS) fourth quarter 2004 net sales were $1,141 million, up 18 percent compared to $967 million in the fourth quarter 2003, due primarily to an increase in classified and production programs. SAS recorded $159 million of operating income compared to $130 million in the comparable quarter a year ago. Operating income was higher due primarily to productivity improvements on production programs and higher volume, partially offset by a $55 million charge on an international program as a result of a recent qualification test failure.

During the quarter, SAS booked $102 million on a number of classified contracts. Also, SAS received an option to proceed with its X-band thin radar aperture (XTRA) contract, allowing the Company to produce the next generation radar antenna technology for the Joint Unmanned Combat Air System (J-UCAS).

Technical Services

Technical Services (TS) fourth quarter 2004 net sales were $593 million, up 6 percent compared to $560 million in the fourth quarter 2003. TS recorded operating income of $46 million in the fourth quarter of 2004 compared to $39 million in the comparable quarter a year ago.

During the quarter, TS booked $76 million on the Live Training Program with the U.S. Army. Also, TS was competitively awarded a contract with a potential value of $94 million by the U.S. Navy to provide mission support for Relocatable-Over-the-Horizon-Radar (ROTHR) systems.

Aircraft

Raytheon Aircraft Company (RAC) fourth quarter 2004 net sales were $853 million, up 19 percent from $717 million in the fourth quarter 2003. RAC recorded operating income of $47 million in the quarter compared to $29 million in the comparable quarter in 2003. Operating income in the fourth quarter 2004 included a favorable profit adjustment of $21 million on the T-6A program. Operating income in the fourth quarter 2003 included a favorable profit adjustment on the T-6A program of $37 million, partially offset by a $22 million charge on the Premier program.

RAC delivered 117 commercial aircraft in the fourth quarter of 2004, compared to 100 in the same quarter last year. For the year, RAC delivered 300 commercial aircraft, compared to 259 in 2003.

During the quarter, RAC received a $240 million contract modification to provide for the Lot 12 option exercise of JPATS T-6A.

As previously announced, during the quarter the Federal Aviation Administration (FAA) granted a provisional type certification for the Hawker Horizon. Customer acceptance of the first Hawker Horizon was completed in December.

Other

Net sales for this segment in the fourth quarter 2004 were $183 million compared to $230 million in the fourth quarter 2003. The segment recorded an operating loss of $11 million in the fourth quarter 2004 compared to an operating loss of $21 million in the comparable quarter in 2003.

Discontinued Operations

During the quarter, the Company recorded an after-tax loss from discontinued operations of $1 million related to its former engineering and construction and Aircraft Integration Systems businesses.

Raytheon Company (NYSE: RTN), with 2004 sales of $20.2 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.

Disclosure Regarding Forward-looking Statements

Certain statements included in this release, including any statements relating to the Company’s future plans, objectives, and projected future financial performance, contain or are based on, forward-looking statements within the meaning of the federal securities laws. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this release. Important factors that could cause actual results to differ include, but are not limited to: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced technology systems; termination of government contracts; program performance, including resolution of claims; timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including government investigations and a securities class action lawsuit related to the sale of our former engineering and construction business; the ultimate resolution of insurance coverage for the class action shareholder and derivative lawsuits against the Company; the effect of market conditions, particularly in relation to the general aviation, commuter, and fractional aircraft markets; cost growth risks inherent with large long-term fixed price contracts; conflicts with other investors in joint ventures and less than wholly-owned businesses; and risks associated with our former engineering and construction business related to outstanding letters of credit, surety bonds, guarantees and similar agreements and the resolution of claims and litigation. Further information regarding the factors that could cause actual results to differ materially from the projected results can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and quarterly reports on Form 10-Q, copies of which may be obtained at the Company’s website at www.raytheon.com.

Conference Call on the Fourth Quarter 2004 Financial Results

Raytheon’s financial results conference call will be Thursday, February 3, 2005 at 9 a.m. EST. Participants will be William H. Swanson, Chairman and CEO, Edward Pliner, senior vice president and CFO, and other Company executives.

The dial-in number for the conference call will be (800) 265 - 0241. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

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Attachment A

Raytheon Company

Financial Information

Fourth Quarter 2004

(In millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Net sales	$5,704	$5,101	$20,245	$18,109

Cost of sales	4,727	4,174	16,933	15,000
Administrative and selling expenses	411	354	1,433	1,306
Research and development expenses	126	121	491	487

Total operating expenses	5,264	4,649	18,857	16,793

Operating income	440	452	1,388	1,316

Interest expense	92	122	418	537
Interest income	(12)	(17)	(45)	(50)
Other expense, net	68	40	436	67

Non-operating expense, net	148	145	809	554

Income from continuing operations before taxes	292	307	579	762

Federal and foreign income taxes	46	90	140	227

Income from continuing operations	246	217	439	535

Loss from discontinued operations, net of tax	(1)	(12)	(63)	(170)

Income before accounting change	245	205	376	365

Cumulative effect of change in accounting principle, net of tax	—	—	41	—

Net income	$245	$205	$417	$365

Earnings per share from continuing operations
Basic	$0.55	$0.52	$1.00	$1.30
Diluted	$0.54	$0.52	$0.99	$1.29

Loss per share from discontinued operations
Basic	$—	$(0.03)	$(0.14)	$(0.41)
Diluted	$—	$(0.03)	$(0.14)	$(0.41)

Earnings per share from cumulative effect of change in accounting principle
Basic	$—	$—	$0.09	$—
Diluted	$—	$—	$0.09	$—

Earnings per share
Basic	$0.54	$0.49	$0.95	$0.88
Diluted	$0.54	$0.49	$0.94	$0.88

Average shares outstanding
Basic	450.2	416.3	438.1	412.7
Diluted	456.4	418.7	442.2	415.4

Attachment B

Raytheon Company

Segment Information

Fourth Quarter 2004

(In millions)

	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Integrated Defense Systems	$914	$791	$119	$95	13.0%	12.0%
Intelligence and Information Systems	601	525	51	53	8.5%	10.1%
Missile Systems	1,012	943	114	108	11.3%	11.5%
Network Centric Systems	836	766	88	75	10.5%	9.8%
Space and Airborne Systems	1,141	967	159	130	13.9%	13.4%
Technical Services	593	560	46	39	7.8%	7.0%
Aircraft	853	717	47	29	5.5%	4.0%
Other	183	230	(11)	(21)	-6.0%	-9.1%
FAS/CAS Pension Adjustment	—	—	(118)	(27)
Corporate and Eliminations	(429)	(398)	(55)	(29)

Total	$5,704	$5,101	$440	$452	7.7%	8.9%

	Net Sales Twelve Months Ended		Operating Income Twelve Months Ended		Operating Income As a Percent of Sales Twelve Months Ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Integrated Defense Systems	$3,456	$2,864	$417	$331	12.1%	11.6%
Intelligence and Information Systems	2,215	2,045	198	194	8.9%	9.5%
Missile Systems	3,844	3,538	436	424	11.3%	12.0%
Network Centric Systems	3,113	2,809	274	19	8.8%	0.7%
Space and Airborne Systems	4,068	3,677	568	492	14.0%	13.4%
Technical Services	2,075	1,963	151	107	7.3%	5.5%
Aircraft	2,421	2,088	63	2	2.6%	0.1%
Other	675	573	(40)	(34)	-5.9%	-5.9%
FAS/CAS Pension Adjustment	—	—	(474)	(109)
Corporate and Eliminations	(1,622)	(1,448)	(205)	(110)

Total	$20,245	$18,109	$1,388	$1,316	6.9%	7.3%

Attachment C

Raytheon Company

Other Information

Fourth Quarter 2004

	Backlog (In millions)		Funded Backlog (In millions)
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Integrated Defense Systems	$6,628	$6,526	$3,454	$3,318
Intelligence and Information Systems	3,913	3,899	770	655
Missile Systems	8,341	5,028	4,517	4,069
Network Centric Systems	3,595	3,259	2,627	2,488
Space and Airborne Systems	5,216	4,865	3,127	3,801
Technical Services	1,918	1,510	976	858
Aircraft	2,638	2,279	2,638	2,279
Other	294	176	294	176

	$32,543	$27,542	$18,403	$17,644

Government and Defense businesses	$29,611	$25,087	$15,471	$15,189

U.S. government backlog included above	$25,525	$21,353

	Bookings (In millions) Three months ended		Bookings (In millions) Twelve months ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Government and Defense businesses	$4,200	$7,065	$21,867	$19,967
Commercial businesses	1,275	1,319	3,833	2,726

	$5,475	$8,384	$25,700	$22,693

	New Aircraft Deliveries (Units) Three Months Ended		New Aircraft Deliveries (Units) Twelve months ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Horizon	—	—	—	—
Hawker 800XP	17	19	50	47
Premier I	14	11	37	29
Hawker 400XP	14	7	28	24
King Air	46	39	104	86
1900D Commuter	—	—	1	1
Pistons	35	26	93	82
T-6A	16	18	67	68

Total	142	120	380	337

	New Aircraft Bookings (Units) Three Months Ended		New Aircraft Bookings (Units) Twelve months ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Horizon	2	2	4	5
Hawker 800XP	17	12	79	34
Premier I	13	8	34	17
Hawker 400XP	11	54	43	70
King Air	45	36	139	85
1900D Commuter	—	—	1	1
Pistons	35	30	157	71
T-6A	50	47	57	51

Total	173	189	514	334

Attachment D

Raytheon Company

Preliminary Financial Information

Fourth Quarter 2004

(In millions)

Balance sheets

	31-Dec-04	31-Dec-03
Assets
Cash and cash equivalents	$556	$661
Accounts receivable	478	485
Contracts in process	3,514	3,302
Inventories	1,745	1,998
Deferred federal and foreign income taxes	469	466
Prepaid expenses and other current assets	343	154
Assets from discontinued operations	19	59

Total current assets	7,124	7,125

Property, plant and equipment, net	2,738	2,711
Deferred federal and foreign income taxes	71	337
Goodwill	11,516	11,479
Other assets, net	2,704	2,556

Total assets	$24,153	$24,208

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$516	$15
Advance payments, less contracts in process	1,900	1,578
Accounts payable	867	833
Accrued salaries and wages	934	767
Other accrued expenses	1,403	1,086
Liabilities from discontinued operations	24	43

Total current liabilities	5,644	4,322

Accrued retiree benefits and other long-term liabilities	3,224	3,281
Long-term debt	4,229	6,517
Subordinated notes payable	408	859
Minority interest	97	67
Stockholders’ equity	10,551	9,162

Total liabilities and stockholders’ equity	$24,153	$24,208

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Fourth Quarter 2004

(In millions)

Cash flow information

	Three Months Ended		Twelve Months Ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Income from continuing operations	$246	$217	$439	$535
Depreciation	94	97	361	333
Amortization	19	17	73	60
Working capital	435	702	650	708
Discontinued operations	(11)	(48)	(43)	(533)
Capital spending	(154)	(185)	(363)	(428)
Internal use software spending	(30)	(27)	(103)	(98)
Other	102	85	398	466

Subtotal - free cash flow (a)	701	858	1,412	1,043

Net activity in financing receivables	48	309	193	465
Sale of short-term investments	74	—	—	—
Acquisitions	(42)	—	(112)	(60)
Divestitures and sale of investments	43	57	47	111
Dividends	(91)	(84)	(349)	(331)
Issuance of common stock	—	11	867	74
Debt repayments	(1,253)	(706)	(2,254)	(965)
Space Imaging debt guarantee	—	—	—	(130)
Synthetic lease maturity	—	—	—	(125)
Other	27	13	91	35

Total cash flow	$(493)	$458	$(105)	$117

Segment free cash flow information
	Three Months Ended		Twelve Months Ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Integrated Defense Systems	$126	$99	$399	$318
Intelligence and Information Systems	57	71	152	88
Missile Systems	65	327	285	244
Network Centric Systems	173	131	240	115
Space and Airborne Systems	80	131	237	365
Technical Services	34	28	69	104
Aircraft	84	89	134	20
Other	15	(37)	(83)	(55)
Discontinued operations	(11)	(48)	(43)	(533)
Corporate	78	67	22	377

	$701	$858	$1,412	$1,043

(a)	See Attachment F for a description of free cash flow.

Attachment F

Raytheon Company

Non-GAAP Financial Measures

Fourth Quarter 2004

Free cash flow is a “non-GAAP” financial measure under SEC regulations. The Company defines free cash flow as operating cash flow less capital spending and internal use software spending. Our definition may differ from similarly titled measures used by others. The Company uses free cash flow to facilitate management’s internal comparisons to the Company’s historical operating results and to competitors’ operating results and as an element of management incentive compensation. The Company believes disclosure of free cash flow performance provides investors greater transparency with respect to information used by management in its financial and operational decision making. While this information may be useful in evaluating the Company, it should be considered supplemental to and not as a substitute for financial information prepared in accordance with generally accepted accounting principles.

Free cash flow

	Three Months Ended		Twelve Months Ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Operating cash flow	$885	$1,070	$1,878	$1,569
Less: Capital spending	(154)	(185)	(363)	(428)
Internal use software spending	(30)	(27)	(103)	(98)

Free cash flow	701	858	1,412	1,043
Plus: Discontinued operations	11	48	43	533

Free cash flow from continuing operations	$712	$906	$1,455	$1,576